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                                                                  EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of AVECOR Cardiovascular Inc. on Form S-8 (File Nos. 33-55184, 33-55166, 33-90460, 333-29143 and 333-29145) of our reports dated March 16, 1998, or our audits of the consolidated financial statements and financial statement schedule of AVECOR Cardiovascular Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which reports are included or incorporated by reference in this Annual Report on Form 10-K. We also consent to the reference to our firm as "experts" in the above-mentioned registration statements on Form S-8.


                          /s/ COOPERS & LYBRAND L.L.P.

                          COOPERS & LYBRAND L.L.P.


Minneapolis, Minnesota
March 30, 1998